Exhibit 35.1
CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President and Corporate Controller of PUBLIC SERVICE COMPANY OF NEW MEXICO, as servicer (the “Servicer”) under the Energy Transition Property Servicing Agreement dated as of November 15, 2023 (the “Servicing Agreement”) by and between the Servicer and PNM ENERGY TRANSITION BOND COMPANY I, LLC, and further certifies that:

1.        A review of the activities of the Servicer and of its performance under the Servicing Agreement during the fiscal year ended December 31, 2025 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.

2.        To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the fiscal year ended December 31, 2025.

		By:	PUBLIC SERVICE COMPANY OF NEW MEXICO, as Servicer

Date:	March 27, 2026		/s/ Gerald R. Bischoff
Gerald R. Bischoff
Vice President and Corporate Controller